Exhibit 16.1

November 1, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Hydrophi Technologies Group, Inc. (Formerly Big Clix, Inc. (the “Company”)). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated November 1, 2013 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, ZBS Group LLP (Formerly ZS Consulting Group LLP).

ZBS Group LLP

Melville, New York

255 Executive Drive, Suite 400 Plainview, New York 11803

Tel: (516) 394-3344     Fax:  (516) 908-7867

www.zbscpas.com